 Back to Current Report

EXHIBIT 99.2

Contacts
Celera Genomics
Media & Investors	European Media and Investors
Rob Bennett	David Speechly, Ph.D.
240.453.3990	(+)44.207.868.1642
robert.bennett@celera.com	speechdp@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2004 RESULTS

ROCKVILLE, MD – April 27, 2004 – Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $21.9 million, or $0.30 per share, for the third quarter of fiscal 2004 ended March 31, 2004, compared to a net loss of $26.7 million, or $0.37 per share, in the third quarter of fiscal 2003. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“Our goal is to develop differentiated products by exploiting the complementary diagnostic and therapeutic research underway at Celera Genomics and Celera Diagnostics,” said Tony L. White, Chief Executive Officer, Applera Corporation. “These businesses are jointly conducting association studies to better understand the genetic and biological basis for selected inflammatory diseases. These studies could lead to new drug targets and facilitate Celera Genomics’ application of pharamacogenomics during future clinical trials.”

“We are encouraged by the recent progress in our unpartnered small molecule programs,” said Kathy Ordoñez, President, Celera Genomics. “Our medicinal chemistry team has designed histone deacetylase (HDAC) inhibitors that exhibit in vivo efficacy in xenograft models of cancer. Process chemistry has been initiated in both the HDAC and the Factor VIIa inhibitor anticoagulation programs to enable formulation and extended safety evaluations.”

Ms. Ordoñez continued, “We are completing validation studies involving 14 potential pancreatic cancer targets and we have selected over 30 additional differentially expressed proteins for validation, including our first potential targets related to lung and colon cancer. We expect our proteomics programs to yield additional promising targets, and we are seeking partners with expertise in therapeutic antibody technology to advance these targets. We also plan to apply genomic and proteomic patient stratification approaches to make our discoveries more valuable.”

In March 2004, Celera Genomics announced the appointment of Paulette Dillon as Chief Business Officer. In her new position, Mrs. Dillon is leading strategic business and portfolio planning, as well as business development activities such as licensing and the formation of new collaborations.

Financial Results

For the third quarter of fiscal 2004, revenues decreased to $11.2 million from $20.3 million for the third quarter of fiscal 2003, primarily as a result of the continuing expiration of Online/Information Business customer agreements. R&D expenses increased to $28.3 million from $27.0 million in the same quarter last year, due primarily to increased expenditures to support preclinical development activities and the hiring of additional therapeutic research and development personnel. Other income (expense) for the third quarter of fiscal 2003 included a $15.1 million non-cash charge associated with Celera Genomics’ equity method investment in Discovery Partners International, Inc. (NASDAQ:DPII). This charge represented Celera Genomics’ share of a charge for the impairment of goodwill and other long-term assets recorded by DPII. Net interest income for the period decreased to $2.5 million, compared to $3.8 million in the prior year period, due to lower interest rates, and to a lesser extent, lower cash and short-term investment balances.

At March 31, 2004, the Group’s cash and short-term investments were approximately $739 million, compared to $770 million at December 31, 2003. During the recently completed quarter, Celera Genomics repurchased $10.0 million in principal amount of the outstanding 8% senior secured convertible notes assumed in connection with the acquisition of Axys Pharmaceuticals in November 2001. The remaining $6.0 million of convertible notes will mature on October 1, 2004.

For the nine months ended March 31, 2004, Celera Genomics reported a net loss of $51.7 million, or $0.71 per share, compared to a net loss of $62.5 million, or $0.88 per share, for the same period last year. Included in the fiscal 2003 results is the DPII charge described above. R&D expenses for the period decreased to $75.2 million from $92.3 million in the same period last year, due primarily to the wind-down of the Applera Genomics Initiative and cost reductions in the Online/Information Business. These reductions were partially offset by higher therapeutic R&D expenditures. Revenues were $47.7 million, compared to $66.8 million for the prior year period, due primarily to the continued expiration of Online/Information Business customer agreements. Net interest income for the period decreased to $8.3 million, compared to $13.7 million in the prior year period, due to the factors noted above.

Celera Genomics Outlook

Celera Genomics expects to continue to advance its ongoing proteomic oncology programs and its unpartnered small molecule programs. Celera Genomics plans to establish relationships to develop therapeutic antibodies against targets it discovers from proteomics studies. Consistent with Celera Genomics’ Targeted Medicine strategy, it intends to establish one or more strategic relationships that advance its therapeutic pipeline and/or take advantage of its combination of genomic, proteomic, and bioinformatic capabilities.

Previously, Celera Genomics stated that a partnered compound could enter clinical trials during fiscal 2004. While existing partnered programs could lead to clinical trials in the future, the initiation of such trials now appears unlikely during fiscal 2004. Clinical development decisions with respect to partnered compounds will be made by the partner. Celera Genomics does not have any current intention to predict the future development progress of these partnered programs.

The financial outlook for Celera Genomics is as follows:

•	Fiscal 2004 Cash Use: Celera Genomics’ net cash use is expected to be between $85 and $90 million, including an anticipated $25 to $30 million for Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture. The impact of lower Online/Information Business revenues and operating profit should be partially offset by lower losses and cash demands related to Celera Diagnostics and the first quarter of fiscal 2004 conversion of approximately $16 million of long-term treasury securities to short-term investments. This outlook excludes approximately $10 million of cash recently used to repurchase convertible notes, and proceeds that Celera Genomics may receive from the proposed sale of its DPII investment.

•	Fiscal 2004 Expenses: The Group anticipates R&D expenses to be in the range of $101 to $106 million. Actual R&D expenses will depend on the rate of progress in discovery and development programs. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $38 to $44 million.

•	Fiscal 2004 Revenue: Celera Genomics anticipates revenues will continue to trend downward to a range of $55 to $60 million. Additional Online/Information Business agreements are expected to expire through fiscal 2006.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture outlook below, reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. In June 2002, Celera Diagnostics and Abbott Laboratories announced a long-term strategic alliance to develop, manufacture and market a broad range of in vitro molecular diagnostic products, including third party products brought into the alliance. On October 1, 2002, sales responsibilities for products manufactured by Celera Diagnostics were largely transferred to Abbott.

For the fiscal third quarter 2004, end-user sales of products manufactured by Celera Diagnostics, which are marketed primarily by Abbott, increased to $9.8 million from $5.8 million in the same quarter last year. During the recently completed quarter, end-user alliance sales for all products sold primarily by Abbott more than doubled to $12.7 million from $6.3 million in the same quarter last year. This increase was primarily due to growth in sales of cystic fibrosis analyte specific reagents (ASRs), products sourced from third parties, and products for infectious disease testing.

For the third quarter of fiscal 2004, reported revenues increased to $7.5 million, compared to $4.3 million in the same quarter last year. Reported revenues consist primarily of equalization payments from Abbott Laboratories resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics. Fluctuation in these equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. The pre-tax loss for the third quarter of fiscal 2004 decreased to $11.9 million, compared to $12.6 million in the same quarter last year. Net cash used was $9.2 million in the quarter, compared to $15.8 million in the third quarter of fiscal 2003.

For the nine months ended March 31, 2004, end-user sales of products manufactured by Celera Diagnostics and marketed primarily by Abbott increased to $29.3 million from $14.7 million during the first nine months of fiscal 2003. End-user alliance sales of all products sold primarily by Abbott increased to $33.7 million from $11.4 million in the prior year period. The prior year results do not include $3.9 million of end-user sales of products manufactured by Celera Diagnostics and sold by Applied Biosystems during the fiscal first quarter of 2003. These increases were primarily due to increased demand for cystic fibrosis ASRs. Reported revenues increased to $27.0 million from $15.1 million in the same period last year. Pre-tax losses for the period decreased to $33.3 million from $35.8 million in the year-ago period. Net cash used for the period was $37.9 million, compared to $43.3 million in the first nine months of fiscal 2003.

“Our scientists and collaborators are preparing a number of communications intended to illustrate both the power of our discovery platforms and the potential diagnostic and therapeutic value that we are creating at Celera Diagnostics,” said Kathy Ordoñez, President, Celera Diagnostics. “We are also focusing increased effort on clinical utility studies in preparation for the conversion of our discoveries into new products.”

Celera Diagnostics and its collaborators recently presented additional findings related to the risk of myocardial infarction at the American College of Cardiology meeting. Communication of further scientific findings from various studies is planned at several events in the coming months, including:

•	Interferon responsiveness in hepatitis C patients at Digestive Disease Week on May 17
•	Myocardial infarction at the International Vascular Biology Meeting on June 2
•	Stroke at the 5th World Stroke Congress meeting on June 25

During the recent quarter, Celera Diagnostics obtained special 510(k) clearance from the U.S. Food and Drug Administration for expanded claims related to its ViroSeq™ HIV-1 Genotyping System, as well as CE mark certification for the ViroSeq System. With CE mark certification, the ViroSeq System meets the requirements of the European Union’s In Vitro Diagnostic Directive. In the United States, the ViroSeq System now includes an updated software algorithm that analyzes information regarding known and newly identified mutations in HIV-1, nineteen anti-retroviral drugs, and reported drug resistance patterns.

Celera Diagnostics Joint Venture Outlook

For fiscal 2004, total end user sales for the alliance between Celera Diagnostics and Abbott Laboratories are anticipated to be in range of $46 to $50 million. End-user sales of products manufactured by Celera Diagnostics and marketed primarily through the alliance with Abbott are expected to be in a range of $39 to $41 million. Celera Diagnostics anticipates fiscal 2004 pre-tax losses to be in a range of $38 to $44 million, and fiscal 2004 net cash use to be in a range of $46 to $52 million, including capital spending of approximately $3 million. This outlook assumes continued demand growth for current products, such as ASRs for cystic fibrosis and products for infectious disease testing.

Celera Diagnostics is preparing for the transfer of its first prototype assays based on its association studies to one or more laboratory partners this summer.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Diagnostics	11:45 a.m.
•	Celera Genomics Group	12:00 noon

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code “Applera”) at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on April 27 until May 9, 2004. Interested parties should call 706.645.9291 and enter conference ID 6758480.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. The Celera Genomics Group, located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery SystemTM online platform, marketed exclusively by Applied Biosystems, is an integrated source of information based on the human genome and other biological and medical sources. The Applied Biosystems Group (NYSE: ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2003. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” and “potential,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics’ reliance on Applied Biosystems for incremental revenues to Celera Genomics from the Celera Discovery System and Celera Genomics’ related information assets; (3) Celera Genomics’ and Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products; (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics’ or Celera Diagnostics’ products will be accepted and adopted by the market, including the risk that that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics’ and Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics’ reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business; (11) potential liabilities of Celera Genomics related to use of hazardous materials; (12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics’ or Celera Diagnostics’ products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (18) Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (19) the risk of earthquakes, which could interrupt Celera Diagnostics’ and/or Celera Genomics’ operations; and (20) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

###

Copyright © 2004. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics, Celera Discovery System, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2004	2003	2004	2003

Net revenues	$11.2	$20.3	$47.7	$66.8
Costs and expenses
Cost of sales	2.0	3.0	8.3	10.1
Research and development	28.3	27.0	75.2	92.3
Selling, general and administrative	7.1	7.9	22.6	22.0
Amortization of intangible assets	0.7	0.7	2.2	5.2

Operating loss	(26.9)	(18.3)	(60.6)	(62.8)
Loss on investments, net		(0.1)	(0.5)	(0.3)
Interest income, net	2.5	3.8	8.3	13.7
Other income (expense), net	0.5	(14.6)	1.4	(17.3)
Loss from joint venture	(11.9)	(12.6)	(33.3)	(35.8)

Loss before income taxes	(35.8)	(41.8)	(84.7)	(102.5)
Benefit for income taxes	13.9	15.1	33.0	40.0

Net loss	$(21.9)	$(26.7)	$(51.7)	$(62.5)

Net loss per share
Basic and diluted	$(0.30)	$(0.37)	$(0.71)	$(0.88)

Average common shares outstanding
Basic and diluted	72,620,000	71,676,000	72,418,000	71,395,000

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Three Months Ended March 31, 2004
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$439.6	$11.2	$7.5		$(3.1)	$455.2
	Cost of sales	210.7	2.0	5.5		(2.0)	216.2

	Gross margin	228.9	9.2	2.0		(1.1)	239.0
	Selling, general and administrative	114.2	7.1	3.2			124.5
	Research, development and engineering	57.1	28.3	10.7		(1.1)	95.0
	Amortization of intangible assets		0.7				0.7
	Other special charges	6.3					6.3

	Operating income (loss)	51.3	(26.9)	(11.9)		—	12.5
	Gain on investments, net	3.6					3.6
	Interest income, net	3.0	2.5				5.5
	Other income (expense), net	6.5	0.5				7.0
	Loss from joint venture		(11.9)			11.9

	Income (loss) before income taxes	64.4	(35.8)	(11.9)		11.9	28.6
	Provision (benefit) for income taxes	18.4	(13.9)		a	2.0	6.5

	Net income (loss)	$46.0	$(21.9)	$(11.9)		$9.9	$22.1

	Net income (loss) per share
	Basic	$0.23	$(0.30)
	Diluted	$0.22	$(0.30)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Three Months Ended March 31, 2003
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$409.4	$20.3	$4.3		$(3.0)	$431.0
	Cost of sales	202.3	3.0	2.3		(1.5)	206.1

	Gross margin	207.1	17.3	2.0		(1.5)	224.9
	Selling, general and administrative	94.5	7.9	2.9			105.3
	Research, development and engineering	60.0	27.0	11.7		(1.7)	97.0
	Amortization of intangible assets		0.7				0.7

	Operating income (loss)	52.6	(18.3)	(12.6)		0.2	21.9
	Loss on investments, net	(2.1)	(0.1)				(2.2)
	Interest income, net	3.1	3.8				6.9
	Other income (expense), net	1.3	(14.6)				(13.3)
	Loss from joint venture		(12.6)			12.6

	Income (loss) before income taxes	54.9	(41.8)	(12.6)		12.8	13.3
	Provision (benefit) for income taxes	14.8	(15.1)		a		(0.3)

	Net income (loss)	$40.1	$(26.7)	$(12.6)		$12.8	$13.6

	Net income (loss) per share
	Basic and diluted	$0.19	$(0.37)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Nine Months Ended March 31, 2004
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$1,280.6	$47.7	$27.0		$(9.8)	$1,345.5
	Cost of sales	619.3	8.3	15.4		(5.7)	637.3

	Gross margin	661.3	39.4	11.6		(4.1)	708.2
	Selling, general and administrative	321.5	22.6	11.2			355.3
	Research, development and engineering	177.4	75.2	33.7		(4.1)	282.2
	Amortization of intangible assets		2.2				2.2
	Other special charges	5.7					5.7

	Operating income (loss)	156.7	(60.6)	(33.3)		—	62.8
	Gain (loss) on investments, net	11.2	(0.5)				10.7
	Interest income, net	9.1	8.3				17.4
	Other income (expense), net	6.6	1.4				8.0
	Loss from joint venture		(33.3)			33.3

	Income (loss) before income taxes	183.6	(84.7)	(33.3)		33.3	98.9
	Provision (benefit) for income taxes	51.8	(33.0)		a	(0.6)	18.2

	Net income (loss)	$131.8	$(51.7)	$(33.3)		$33.9	$80.7

	Net income (loss) per share
	Basic	$0.64	$(0.71)
	Diluted	$0.63	$(0.71)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

	APPLERA CORPORATION
	CONSOLIDATING STATEMENTS OF OPERATIONS
	For the Nine Months Ended March 31, 2003
	(Dollar amounts in millions except per share amounts)
	(Unaudited)

		Applied	Celera
		Biosystems	Genomics	Celera
		Group	Group	Diagnostics		Eliminations	Consolidated

	Net revenues	$1,250.0	$66.8	$15.1		$(10.5)	$1,321.4
	Cost of sales	621.4	10.1	6.9		(7.1)	631.3

	Gross margin	628.6	56.7	8.2		(3.4)	690.1
	Selling, general and administrative	294.3	22.0	8.6			324.9
	Research, development and engineering	180.2	92.3	35.4		(4.4)	303.5
	Amortization of intangible assets		5.2				5.2
	Other special charges	24.3					24.3

	Operating income (loss)	129.8	(62.8)	(35.8)		1.0	32.2
	Loss on investments, net	(2.1)	(0.3)				(2.4)
	Interest income, net	9.3	13.7				23.0
	Other income (expense), net	4.8	(17.3)				(12.5)
	Loss from joint venture		(35.8)			35.8

	Income (loss) before income taxes	141.8	(102.5)	(35.8)		36.8	40.3
	Provision (benefit) for income taxes	38.3	(40.0)		a	2.9	1.2

	Income (loss) from continuing operations	103.5	(62.5)	(35.8)		33.9	39.1
	Loss from discontinued operations, net of income taxes	(16.4)					(16.4)

	Net income (loss)	$87.1	$(62.5)	$(35.8)		$33.9	$22.7

	Income (loss) from continuing operations per share
	Basic	$0.50	$(0.88)
	Diluted	$0.49	$(0.88)
	Loss from discontinued operations per share
	Basic and diluted	$(0.08)	$—
	Net income (loss) per share
	Basic	$0.42	$(0.88)
	Diluted	$0.41	$(0.88)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.